                                                                    EXHIBIT 2.8

                           SOFTWARE PURCHASE AGREEMENT

                       AND SOURCE CODE LICENSE GRANT-BACK

                                 by and between

                                 SYNOPSYS, INC.

                             a Delaware corporation,

                         SYNOPSYS INTERNATIONAL LIMITED,
                              an Irish corporation

                                 INNOVEDA, INC.
                             a Delaware corporation

                                       and

                        INNOVEDA MINNESOTA HOLDINGS, INC.
                             a Delaware corporation

                                   Dated as of
                                  July 28, 2000

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                                TABLE OF CONTENTS



ARTICLE I PURCHASE AND SALE OF THE SOFTWARE....................................................................1

Section 1.1          Purchase of the Software from Seller......................................................1
Section 1.2          Excluded Assets...........................................................................2
Section 1.3          Non-Assignment or Subcontracting of Certain Assets........................................2
Section 1.4          License to Certain Other Assets from Seller...............................................2
Section 1.5          Purchaser Acknowledgement.................................................................2

ARTICLE II LIABILITIES OF SELLER...............................................................................3

Section 2.1          Assumption of Liabilities.................................................................3
Section 2.2          Liabilities Not Assumed...................................................................3
Section 2.3          Seller's Taxes............................................................................3

ARTICLE III PURCHASE PRICE.....................................................................................3

Section 3.1          Consideration.............................................................................3
Section 3.2          Payment of Purchase Price.................................................................3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................4

Section 4.1          Organization..............................................................................4
Section 4.2          Authorization.............................................................................4
Section 4.3          Brokers'and Finders'Fees/Contractual Limitations..........................................4
Section 4.4          VirSim Royalty Amounts....................................................................4

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................4

Section 5.1          Organization; Good Standing; Power........................................................4
Section 5.2          Authorization of Seller...................................................................5
Section 5.3          Absence of Certain Changes and Events.....................................................5
Section 5.4          Undisclosed Liabilities...................................................................6
Section 5.5          Properties and Assets.....................................................................6
Section 5.6          Taxes.....................................................................................6
Section 5.7          Compliance with Laws......................................................................7
Section 5.8          Consents..................................................................................7
Section 5.9          Proprietary Rights........................................................................7
Section 5.10         Restrictive Documents or Orders...........................................................10
Section 5.11         Contracts and Commitments.................................................................10
Section 5.12         Assets....................................................................................11
Section 5.13         Software Warranties and Software Liability................................................11
Section 5.14         Litigation................................................................................11
Section 5.15         No Conflict or Default....................................................................11
Section 5.16         Employees and Labor Relations.............................................................11
Section 5.17         Brokers'and Finders'Fees/Contractual Limitations..........................................12

ARTICLE VI COVENANTS...........................................................................................12

Section 6.1          Employees.................................................................................12
Section 6.2          Conduct of Business.......................................................................12
Section 6.3          Access to Information.....................................................................13
Section 6.4          [reserved]................................................................................13
Section 6.5          Consents..................................................................................13
Section 6.6          Transitional and other Services...........................................................13
Section 6.7          End-User License Agreements...............................................................13

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                                       i



Section 6.8          Breach of Representations, Warranties, Agreements and Covenants. .........................14
Section 6.9          Notification of Certain Matters...........................................................14
Section 6.10         Further Action............................................................................14
Section 6.11         Covenants Against Disclosure..............................................................14
Section 6.12         Non-Solicitation and No-Hire Obligations..................................................14
Section 6.13         Proprietary Information...................................................................14
Section 6.14         Sharing of Data...........................................................................15
Section 6.15         Communications with Customers and Suppliers...............................................15
Section 6.16         Termination of Innoveda OEM Agreement.....................................................15
Section 6.17         Issuance of New License Keys..............................................................15

ARTICLE VII CLOSING............................................................................................16

Section 7.1          Time of Closing...........................................................................16
Section 7.2          Deliveries by Seller......................................................................16
Section 7.3          Deliveries by Purchaser...................................................................16
Section 7.4          Further Assurances........................................................................16

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS...............................................................17

Section 8.1          Conditions to Obligations of Purchaser....................................................17
Section 8.2          Conditions to Obligations of Seller.......................................................17

ARTICLE IX SURVIVAL OF SELLER REPRESENTATIONS, WARRANTIES,  COVENANTS AND AGREEMENTS; INDEMNIFICATION..........18

Section 9.1          Survival of Seller Representations, Warranties, Covenants and Agreements..................18
Section 9.2          Indemnification...........................................................................19
Section 9.3          Limitation................................................................................19
Section 9.4          Procedure for Indemnification with Respect to Third-Party Claims..........................19
Section 9.5          Procedure For Indemnification with Respect to Non-Third Party Claims......................20

ARTICLE X TERMINATION AND ABANDONMENT..........................................................................21

Section 10.1         Termination...............................................................................21
Section 10.2         Procedure and Consequences of Termination.................................................22

ARTICLE XI SOURCE CODE LICENSE GRANT-BACK......................................................................22

Section 11.1         Grant.....................................................................................22
Section 11.2         Limitations...............................................................................22
Section 11.3         Noncancelability of License...............................................................23

ARTICLE XII MISCELLANEOUS PROVISIONS...........................................................................23

Section 12.1         Notices...................................................................................23
Section 12.2         Dispute Resolution........................................................................23
Section 12.3         Entire Agreement..........................................................................24
Section 12.4         Binding Effect; Assignment................................................................24
Section 12.5         Expenses of Transaction...................................................................24
Section 12.6         Waiver; Consent...........................................................................24
Section 12.7         Third-Party Beneficiaries.................................................................24
Section 12.8         Counterparts..............................................................................24
Section 12.9         Severability..............................................................................25
Section 12.10        Governing Law.............................................................................25

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                                       ii
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


Section 12.11        Attorneys'Fees............................................................................25
Section 12.12        Headings..................................................................................25
Section 12.13        Signatures................................................................................25


SCHEDULES



         1.1(a)                Encumbrances on Assets
         1.1(b)                Incidental Assets
         2.1                   Assumed Liabilities
         5.8                   Consents
         5.9                   List of Proprietary Rights
         5.11                  Contracts and Commitments
         5.16                  List of Employees
         8.1                   List of Key Employees


                           SOFTWARE PURCHASE AGREEMENT

                       AND SOURCE CODE LICENSE GRANT-BACK

          THIS AGREEMENT is dated as of July 28, 2000 by and among Synopsys, Inc., a Delaware corporation and Synopsys International Limited, an Irish corporation (collectively, the "Purchaser"), Innoveda Minnesota Holdings, Inc., a Delaware corporation (the "Seller") and, with respect only to Seller's obligations under Section 1.4 and Articles VI and IX and Innoveda's rights under
Article XI of this Agreement only, Innoveda, Inc., a Delaware corporation ("Innoveda").

          WHEREAS, Seller is engaged in, among other things, the business of designing, developing, marketing, selling, maintaining and supporting the "VirSim" product;

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser the Software and Incidental Assets (as defined below) set forth on the Schedules described under Section 1.1 below, upon the terms and conditions of this Agreement; and

          WHEREAS, Purchaser is willing to grant back a source code license to Seller to integrate and incorporate features of the VirSim product into software applications which Seller may wish to design, develop, market, license, maintain, and/or support;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SOFTWARE

          Section 1.1 PURCHASE OF THE SOFTWARE FROM SELLER. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, Seller agrees to transfer, convey, assign and deliver to Purchaser at the Time of Closing (as hereinafter defined), and Purchaser agrees to buy from Seller, free and clear of all encumbrances other than those encumbrances set forth on
Schedule 1.1(a) hereto, all rights, title and interest in and to the Assets (as defined below), owned by Seller, wherever located, whether known or unknown, and whether or not on the books and records of Seller. "Assets" shall mean all of the following:

          (a) All trade secrets, copyrights, patents, patent applications, trademarks, research product plans, developments, inventions, processes, designs, specifications, algorithms, software (including, but not limited to, source code (including revision histories), object code, make files, scripts used for building software products, regression tests for designs owned by Seller, compilers and libraries), know how and other engineering and technical data, work in progress files, any unreleased development work and all other proprietary rights, intellectual property and intangible rights (including, subject to Section 1.3, all rights under the third party licenses listed in Section (d) of Schedule 1.1(b), but only those rights for which Seller has or obtains permission to transfer to Purchaser) relating exclusively to Seller's VirSim product and all of Seller's documentation relating exclusively to Seller's VirSim product and reasonably necessary to build, test and validate executable versions of the VirSim product, (the "VirSim Intellectual Property Rights") together with all documentation, manuals, drawings, schematics, flow charts, artwork, product brochures, a tangible master copy of the items described in this Section 1.1(a), and all product literature relating exclusively to the VirSim product, and specifically including the items listed on Schedule 1.1(a)(1) (collectively, the "Software"); and

          (b)  The assets set forth in SCHEDULE 1.1(b) (the "Incidental
Assets").

          Section 1.2 EXCLUDED ASSETS. Other than as specifically enumerated in
Section 1.1 above, the Purchaser is not purchasing any other assets from Seller, including, without limitation, Purchaser is not acquiring any of the items listed on Schedule 1.2. In addition, Purchaser is not acquiring any interest in the mechanisms used by Seller to implement licensing of the Software.

          Section 1.3 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its reasonable efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained by the Time of Closing, Seller shall cooperate with Purchaser in any arrangement designed for Purchaser to perform Seller's obligations with respect to such Asset after the Time of Closing and for Purchaser to receive the benefits under any such Asset after the Time of Closing, which arrangements may include enforcement, for the account and benefit of Purchaser, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of Seller to be at the direction and expense of Seller.

          Section 1.4 LICENSE TO CERTAIN OTHER ASSETS FROM SELLER. In addition, Seller hereby grants Purchaser a non-exclusive, perpetual, irrevocable, royalty-free license to copy, modify, make, have made, distribute, sell, sublicense and publicly display all software (including, but not limited to, source code (including revision histories), object code, make files, scripts used for building software products, regression tests for designs owned by Seller, compilers and libraries) and, subject to Section 1.3, third party licenses listed in Section (d) of Schedule 1.1(b), but only those rights for which Seller has, or obtains, permission to transfer to Purchaser, that relate partially, but not wholly to the VirSim product and that are reasonably necessary for the use of the VirSim product and specifically including the items listed in Schedule 1.4.

     Section 1.5    PURCHASER ACKNOWLEDGMENT. PURCHASER ACKNOWLEDGES AND
AGREES THAT, EXCEPT AS MODIFIED BY THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE V HEREOF, THE ASSETS ARE BEING SOLD TO PURCHASER ON AN "AS IS" BASIS AND THAT SELLER MAKES NO WARRANTIES WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE

REGARDING THE ASSETS AND THAT SELLER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PUPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE.

                                   ARTICLE II

                              LIABILITIES OF SELLER

          Section 2.1 ASSUMPTION OF LIABILITIES. At the Time of Closing, Purchaser shall assume and hereby agrees to satisfy, perform, pay and discharge when due only those liabilities, obligations and commitments of Seller specifically identified on SCHEDULE 2.1 attached hereto (collectively, the "ASSUMED LIABILITIES").

          Section 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities listed on Schedule 2.1 hereof, Purchaser shall not assume any liabilities, obligations or commitments of the Seller.

          Section 2.3 SELLER'S TAXES. Seller will bear and pay all transaction taxes including but not limited to sales, use, value added, excise, ad valorem, stamp, transfer, and other similar taxes incurred in connection with the transfer of the Assets up until and through the Time of Closing and shall indemnify and hold Purchaser harmless against all such taxes. Any such taxes arising as a result of Purchaser's actions following the Time of Closing shall be the responsibility of Purchaser. Seller also agrees that payments herein shall be made free and clear of and unreduced by any withholding taxes.

                                  ARTICLE III

                                 PURCHASE PRICE

          Section 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor, Purchaser will pay, or cause to be paid to Seller, the purchase price set forth in Section 3.2.

          Section 3.2 PAYMENT OF PURCHASE PRICE. The aggregate purchase price for the Assets (the "Purchase Price"), which shall be exclusive, free and clear of and unreduced by any taxes described in Section 2.3 hereof, shall be the sum of (a) seven million dollars ($7,000,000), (b) the royalties payable by Purchaser to Innoveda under that certain Software Development and License Agreement dated as of March 30, 1999 between Purchaser and Innoveda (the "Innoveda OEM Agreement") for the period from May 1, 2000 through the date and time hereof (which amount the parties hereto agree to be $800,000) and (c) a fee of $300,000. Seller shall transfer a complete copy of the VirSim Source Code (as hereinafter defined) to Purchaser via electronic means not later than the Closing Date. Seller shall transfer and deliver a master tape medium having a copy of the VirSim Source Code ("Master") to Purchaser's Beaverton, Oregon offices. Title to the Master shall pass to Purchaser upon receipt at the Purchaser's Beaverton, Oregon offices. Purchaser shall pay Seller Ten Thousand Dollars ($10,000) for the Master, which amount shall be deemed to be included in the total Purchase Price.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents to Seller that:

          Section 4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          Section 4.2 AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Purchaser has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and all other instruments, certificates and documents contemplated hereby and this Agreement constitutes valid and binding obligations of Purchaser, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy and other similar laws and principles of equity.

          Section 4.3 BROKERS' AND FINDERS' FEES/CONTRACTUAL LIMITATIONS. Purchaser is not obligated to pay any fees or expenses of any broker or Finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither Purchaser, nor any officer, director, employee, agent or representative of Purchaser (collectively "Representations") is or has been subject to any agreement, letter of intent, or understanding of any kind, which prohibits, limits, or restricts Purchaser or the Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

          Section 4.4 VIRSIM ROYALTY AMOUNTS. Purchaser hereby represents and warrants that had this Agreement not been in effect, the aggregate amount of royalties payable by Purchaser to Seller under the Innoveda OEM Agreement for the period from May 1, 2000 through July 31, 2000 would have been less than or equal to $1,100,000. On or before August 30, 2000, Purchaser shall deliver to Seller a report consistent with past practice detailing the amount of royalties that would have been payable to Seller under the Innoveda OEM Agreement had such agreement been in effect.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser, on behalf of itself and all wholly-owned subsidiaries, that:

          Section 5.1 ORGANIZATION; GOOD STANDING; POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. Seller is qualified as a foreign corporation and is in good standing in the State of Minnesota.

          Section 5.2 AUTHORIZATION OF SELLER. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 7.2 hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Closing Documents No other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy and other similar laws and principles of equity.

          Section 5.3 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since January 1, 2000, there has not been:

          (a) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a material adverse effect on the Assets or any such event which would have such an effect on the Assets;

          (b) Any material change made by Seller in its methods of licensing or supporting the Software;

          (c) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the Assets, in the aggregate, or impair the operations conducted thereon or any discharge or satisfaction thereof;

          (d) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

          (e) Any material modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument relating exclusively to the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

          (f) Any labor disputes or disturbances materially affecting in an adverse manner the Assets, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

          (g) Any written notice from any Employee (as defined in Section 5.17 below) that such employee has terminated, or intends to terminate, such Employee's employment with Seller;

          (h) Any adverse relationships or conditions with vendors or customers that may have an material adverse effect on the Assets;

          (i) Any waivers of any material rights of substantial value relating to the Assets by Seller; or

          (j) Any other event or condition of any character which materially and adversely affects the Assets.

          Section 5.4 UNDISCLOSED LIABILITIES. There are no debts, liabilities or obligations to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise other than as set forth on Schedule 1.1(a).

          Section 5.5 PROPERTIES AND ASSETS. Seller has good, valid and marketable title to all of the Assets. The Assets are, or will be at the Time of Closing, free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever other than those mortgages, liens, charges, security interests or other encumbrances set forth on Schedule 1.1(a).

          Section 5.6 TAXES.

          (a) All Taxes due or payable by Seller, and all interest and penalties thereon, whether disputed or not, other than Taxes which are not yet due and payable, have been paid in full up to the Closing Date and are the responsibility of the Seller. All Tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects. All deposits required by law to be made by Seller with respect to Employees' withholding taxes have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and Seller does not have any Tax deficiency or claim currently pending, outstanding or asserted against it, and there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and Seller has not extended the period in which any Tax could be assessed or collected.

          (b) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement, and Seller is not a person other than a United States person within the meaning of the Code. None of the Assets (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or
(iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law in any jurisdiction.

          (c) There are no liens for Taxes upon the Assets except liens for current Taxes not yet due. The unpaid Taxes of Seller do not exceed the reserve for Taxes established on the books and records of the Seller. No governmental entity (a "Taxing Authority") responsible for the imposition of any Tax (domestic or foreign), have asserted jurisdiction to impose any Taxes upon Seller.

          (d) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) attributable to the Employees, the Software or the Assets; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          Section 5.7 COMPLIANCE WITH LAWS. Seller has complied and is in compliance with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Assets where the failure to so comply would have a material adverse effect on the Assets. Seller has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from foreign, federal, state, and local government regulatory bodies necessary to license and service the Software where the failure to have been so granted would have a material adverse effect on the Purchaser's ability to license and support the Software, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, and approvals shall be transferred to Purchaser effective as of the Time of Closing, and shall be valid and in full force and effect to the same extent as if Seller were continuing to license and service the Software. There is no order issued, investigation, or proceeding pending or threatened in writing, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality whereby such proceeding or notice could reasonably be expected to have a material adverse effect on the Assets.

          Section 5.8 CONSENTS. The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller shall not (including the ability by Seller to transfer the Assets free and clear of all liens and encumbrances of any kind or nature whatsoever other than those liens and encumbrances set forth on Schedule 1.1(a) or 2.1, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other third party, including licensors and lenders, except for applicable requirements, if any, of bulk sales laws and the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and for the consents, approvals, authorizations, permits, filings and notifications set forth on Schedule 5.8.

          Section 5.9 Proprietary Rights.

          (a) Except for the items set forth in Schedule 1.2, Seller owns or is licensed or has the right to use, the VirSim Intellectual Property Rights and uses the VirSim Intellectual Property Rights in the license and service of the Software, without any conflict with or infringement of the rights of others.

          (b) Except for the items set forth in Schedule 1.2, SCHEDULE 5.9 includes, among other things, a list of: (A) all registered copyrights, patents, patent applications, trademarks, service marks and other product or service identifiers owned by or licensed to Seller with respect to the VirSim Intellectual Property Rights (other than shrinkwrap licenses and other software licenses available to the general public); (B) the jurisdiction(s) in which an application for patent or application for registration, if any, of each such proprietary right has been made, including the respective application numbers and dates; (C) the jurisdiction(s), if any, in which each such proprietary right has been patented or registered, including the respective patent or registration numbers and dates; (D) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from the VirSim Intellectual Property Rights; and (E) all parties to whom Seller has delivered copies of Seller's source code included in the Software, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Seller has delivered to Purchaser copies of all licenses, sublicenses, and other agreements identified pursuant to clause (D) above.

          (c) Except for the items set forth in Schedule 1.2, Seller is the owner or exclusive licensee of, with all right, title and interest in and to (free and clear of any liens, encumbrances or security interests other than those set forth on Schedules 1.1(a), 2.1 or 5.9), the VirSim Intellectual Property Rights (other than shrinkwrap licenses and other software licenses available to the general public) and has the rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. Seller has the exclusive right to file, prosecute, and maintain patent and trademark applications under the VirSim Intellectual Property Rights and the patents and registrations that issue therefrom.

          (d) Seller has not licensed any rights in the Software to any person other than (i) under object code licenses granted pursuant to standard end user licenses and end user license agreements that do not materially increase the duties, obligations or liabilities of Seller beyond its standard end user license agreements, all of which are referenced on SCHEDULE 1.1(b) and (ii) the agreements referenced on Schedules 1.1(a), 1.1(b), 2.1 or 5.9.

          (e) Neither Seller nor any predecessor has filed any patents or copyrights relating to the Software.

          (f) Seller has secured valid written assignments from each Employee and, to its knowledge after reasonable investigation, each consultant who contributed to the creation or development of the Software of the rights to such contributions that Seller does not already own by operation of law.

          (g) To Seller's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the VirSim Intellectual Rights by any third party, including, without limitation, any service provider of Seller.

          (h) Seller has not brought any actions or lawsuits alleging (i) infringement of any of the VirSim Intellectual Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use the VirSim Intellectual Rights, and, to Seller's knowledge, there does not exist any facts which could form the basis of any such action or lawsuit. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the VirSim Intellectual Rights.

          (i) No person has asserted in writing to Seller or in writing or orally to any of Seller's officers or threatened Seller in writing or any of its officers in writing or orally to assert any claims with respect to the VirSim Intellectual Rights (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any of the VirSim Intellectual Rights or any products, processes or materials covered thereby or (ii) challenging the ownership, validity or enforceability of any of the VirSim Intellectual Rights. No VirSim Intellectual Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by Seller.

          (j) Except for items set forth in Schedule 1.2, SCHEDULE 5.9 separately lists all licenses, sublicenses and other agreements included in the Software and to which Seller is a party and pursuant to which Seller is authorized to use, exercise, or receive any benefit from any copyrights, patents, patent applications, trademarks, service marks, and other product or service identifiers licensed to Seller ("In-Licensed Proprietary Rights") (other than shrinkwrap licenses or other software licenses available to the general public).

          (k) Seller has the right to sell, assign, transfer, and convey all of its right, title and interest in and to the VirSim Intellectual Rights and In-Licensed Proprietary Rights to Purchaser, subject to the receipt of the consents listed on Schedule 5.8. Seller is not, nor will be as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in
Schedule 5.9.

          (l) Seller knows of no claims to the effect that the manufacture, marketing, license or use of the Software infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party. Seller has not received service of process or been charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights used in the Software and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Seller does not have any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another used in the Software, provided, however, that the representations contained in this sentence is given as to patents, trademarks, service marks, and copyrights only to the Seller's knowledge.

          (m) Seller has taken all commercially reasonable steps to preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source code, program listings, and trade secrets included in the Software ("Confidential Information"). To Seller's knowledge, no person other than Seller has used, divulged or appropriated Confidential Information except for the benefit of Seller or pursuant to a confidentiality agreement. To Seller's knowledge, no person has used, divulged or appropriated Confidential Information to the detriment of Seller other than pursuant to the terms of written agreements between Seller and such other persons. Upon written request therefor, Seller will deliver or make available to Purchaser copies of all nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Confidential Information.

          Section 5.10 RESTRICTIVE DOCUMENTS OR ORDERS. Seller is not a party to or bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which materially adversely affects (i) the continued development, license or service of the Software by Purchaser after the Time of Closing on substantially the same basis as such activities were theretofore operated, or (ii) except as referenced in Schedule 5.8, the consummation of the transactions contemplated by this Agreement. Seller is not a party to or bound by any agreement, contract, order, judgment, or decree, or any similar restriction that requires consent from any third party to sell, license or otherwise dispose of the Software, except as referenced in
Schedule 5.8.

          Section 5.11 CONTRACTS AND COMMITMENTS.

          (a) Set forth in SCHEDULE 5.11 is a list of all outstanding agreements, whether written, or to the knowledge of Seller, unwritten, to which Seller is a party and to which any of the Assets are subject that may: (i) involve obligations (contingent or otherwise) of, or payments to Seller in excess of $10,000; (ii) involve agreements (written or, to the knowledge of the Seller, unwritten) with licensors and customers of Seller; (iii) involve the license of any VirSim Intellectual Rights or In-licensed Proprietary Rights to or from Seller; (iv) contain provisions restricting and/or affecting the development, manufacture, or distribution of the Software; (v) relate to any aspect of the Assets in which any other person who was or is an officer, director, or employee of Seller (or any person, firm, partnership, trust, or corporation affiliated with any such persons or any family members of such persons) have a material interest; or (vi) involve agreements (written or, to the knowledge of the Seller, unwritten) on which the development license and service of the Software is dependent (each agreement described in this Section 5.11, a "Material Contract").

          (b) Seller has performed all of its material obligations under the terms of each Material Contract to which it is a party, and is not in default thereunder. No event or omission has occurred which, but for the giving of notice or lapse of time, or both, would constitute a material default by any party thereto under any such agreement, where such default by any party could have an adverse impact on the Assets. Each such agreement is valid and binding on all parties thereto, except to the extent such enforceability is limited by the laws of bankruptcy, insolvency or other equitable doctrines and are in full force and effect. Seller has received no notice of default, cancellation, or termination in connection with any such agreement.

          (c) The Contracts set forth on SCHEDULE 5.11 constitute all agreements to which Seller is a party or by which the Assets are bound or, to Seller's knowledge, are likely to materially affect Purchaser's ability to license or service the Software or use the Assets after the Time of Closing, in the same manner in which the Assets are used by Seller.

          Section 5.12 ASSETS. Except for the items set forth in Section A of
Schedule 1.2, the Assets include all assets necessary to license, and service the Software in the same manner as the Software was licensed and serviced by Seller prior to the Time of Closing.

          Section 5.13 SOFTWARE WARRANTIES AND SOFTWARE LIABILITY. The documents referenced in the Schedules to this Agreement contain all outstanding warranties or guarantees relating to the Software other than warranties or guarantees implied by law. Seller is not aware of any claim asserting (a) any damage, loss or injury caused by the Software, or (b) any breach of any express or implied product warranty or any other similar claim with respect to the Software other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business.

          Section 5.14 LITIGATION. There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against Seller or any officer or director of Seller involving the Assets or the Software, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise. Seller has not received any writtten complaints and no officer of Seller has received any oral complaints from any of Seller's customers or licensors within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential material adverse effect on the Assets or the Software.

          Section 5.15 NO CONFLICT OR DEFAULT. Except as pursuant to any document referenced in any Schedule to this Agreement, neither the execution and delivery of this Agreement by Seller, nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Seller's Certificate of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, in each case in a manner that would materially adversely affect Seller's ability to license and support the Software.

          Section 5.16 EMPLOYEES AND LABOR RELATIONS. Schedule 5.16 lists by name and title each of the employees and consultants of Seller to whom Purchaser may offer employment in connection with the sale of the Assets hereunder (the "Employees"). The Employees are not party to any collective bargaining agreement or other labor union contract nor does the Seller know of any activities or proceedings of any labor union to organize any such employees. No Employee has given written notice to the Seller that any Employee intends to terminate his or her employment with the Seller.

          Section 5.17 BROKERS' AND FINDERS' FEES/CONTRACTUAL LIMITATIONS. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither Seller, nor any officer, director, employee, agent or representative of Seller (collectively "Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Seller or the Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby

                                   ARTICLE IV

                                    COVENANTS

          Section 6.1 EMPLOYEES.

          (a) Seller will use commercially reasonable efforts to cause each of the Employees to accept offers of employment by Purchaser, such employment to be on an "at will" basis.

          (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, Seller shall notify Purchaser of the termination, voluntary or involuntary, of any of the Employees.

          Section 6.2 CONDUCT OF BUSINESS.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, Seller shall carry on and use commercially reasonable efforts to preserve the Assets, maintain all equipment and machinery in its current working order, discharge and maintain current obligations with respect to any employee withholding taxes for the Employees, keep available the services of the Employees and preserve relationships with customers, suppliers and others having dealings with the Assets. Seller shall not, except as expressly permitted herein, (i) enter into agreements or contracts of employment or terminate the employment of any Employee except for cause; (ii) alter any Employee or personnel benefits applicable to Employees, other than alterations applicable to Seller's employees generally; (iii) dispose of any Assets; (iv) make any capital improvements, additions or expenditures affecting the Assets other than in the ordinary course of business; or (v) incur any liabilities or obligations relating to the Assets (other than in the ordinary course of business).

          (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, Seller shall not enter into any agreement or consummate any transaction that involves the Software without the written consent of Purchaser, other than licenses and support of the Software to end-users pursuant to Seller's standard end-user and support agreements.

          Section 6.3 ACCESS TO INFORMATION. From the date hereof through the Closing, Seller will give Purchaser its accountants, legal counsel and other representatives full access (at Purchaser's expense, during regular business hours), to all of the properties, books, contracts, commitments, and records relating exclusively to the Assets, and Seller will furnish to Purchaser, its accountants, legal counsel, and other representatives during such period all such information concerning the Assets as Purchaser, its legal counsel or its representatives may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement.

          Section 6.4 [RESERVED]

          Section 6.5 CONSENTS. Seller shall use commercially reasonable efforts to obtain all consents of and authorizations by third parties and governmental agencies which may be required for the consummation of the transactions contemplated hereof or to enable Purchaser to assume all rights of Seller in and to any agreements as required by Sections 1.3, 5.8 and 5.15hereof and to make all filings with and give notices to third parties and governmental agencies that may be necessary or required in order to consummate the sale of the Assets, and shall take such additional actions as Purchaser may reasonably request in writing to cooperate so that the transactions contemplated by this Agreement may be expeditiously consummated.

          Section 6.6 TRANSITIONAL AND OTHER SERVICES. Following the Closing, Seller shall permit the Employees to remain at Seller's Arden Hills, Minnesota offices for a period of up to 60 days. During such period, Seller shall cooperate with Purchaser to provide shared access to IS (Information Systems) infrastructure as reasonably necesssary to make the transition to Purchaser's IS systems, access to a circuit provided by Seller until Purchaser obtains WAN (Wide Area Network) access from the telecom service provider, forwarded e-mail and telephone service for the Employees to the same extent such Employees had as employees of Seller in order for such Employees to perform services for Purchaser (the "Transitional Services"). In addition, for a one-year period following the Closing, Seller shall, without charge, generate such number of software keys for such periods as requested by Purchaser in order to permit end-users of the VirSim product (including end-users licensed through any agreement listed on Schedule 2.1) to use the VirSim product (the "License Key Services"). Purchaser shall pay Seller, within 30 days of conclusion of the provision of the Transitional Services, Seller's good faith estimate of its costs for the Transitional Services, not to exceed Seller's pro rata out of pocket expenses to provide the Transitional Services, including reasonable estimates of costs where actual costs are not reasonably determinable. Seller shall have no liability or obligation to Purchaser for the failure to provide any Transitional Services or any License Key Services, provided, however that Purchaser shall have the right to seek injunctive relief in the event of any nonperformance by Seller of its obligations under this Section 6.6.

          Section 6.7 END-USER LICENSE AGREEMENTS. Seller and Purchaser shall use commercially reasonable efforts and negotiate in good faith to reach an agreement regarding the allocation of future obligations and future revenues under all agreements pursuant to which the Software has been licensed or sold to third parties in conjunction with other products of Seller.

          Section 6.8 BREACH OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS. Neither party shall take, or fail to take, any action which from the date hereof through the Time of Closing would cause or constitute a material breach whereby such material breach remains uncured fifteen (15) days after receipt of written notice to the other party of such breach, of any of its representations, warranties, agreements and covenants set forth in this Agreement.

          Section 6.9 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any material failure of Purchaser or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.10 FURTHER ACTION. Upon the terms and subject to the conditions hereto, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

          Section 6.11 COVENANTS AGAINST DISCLOSURE. Prior to the Time of Closing or in the event that this Agreement and the transactions contemplated hereby are terminated prior to Time of Closing, no party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the terms, conditions or transactions contemplated by this Agreement or the parties hereto without the prior written consent of the other party, except to the extent a party reasonably believes such dissemination is required by law. Purchaser acknowledges that Seller shall may be required to disclose the transactions contemplated by this Agreement following execution of this Agreement by the parties.

          Section 6.12 NON-SOLICITATION AND NO-HIRE OBLIGATIONS. For a period of two years from the Time of Closing, Seller shall not (i) directly or indirectly solicit the employment of, or (ii) hire (whether as an employee or consultant), any Employee hired by Purchaser pursuant to this Agreement. For a period of one year from the Time of Closing, Purchaser shall not (i) directly or indirectly solicit the employment of or (ii) hire (whether as an employee or consultant), any person serving as an employee of Innoveda as of the Time of Closing and working at Innoveda's Arden Hills, Minnesota offices; provided, however, Purchaser's obligations under this Section 6.12 shall not apply if, at the time of solicitation or hiring, such person is an employee or consultant of a company other than Innoveda.

          Section 6.13 PROPRIETARY INFORMATION.

          (a) From and after the Time of the Closing, Seller shall hold in confidence, and use commercially reasonable efforts to have all of its directors, officers, employees and independent contractors hold in confidence, all knowledge and information of a confidential or proprietary nature which relates to the Software and shall not disclose, publish or make use of the same without the consent of Purchaser, except to the extent that (i) such information is currently being used by Seller in the ordinary course of its business or (ii) such information shall have become public knowledge other than by breach of this Agreement by Seller or
(iii) as otherwise required by law.

          (b) From and after the Time of Closing, Purchaser shall hold in confidence, and use commercially reasonable efforts to have all of its directors, officers, employees and independent contractors hold in confidence, all knowledge and information of a confidential or proprietary nature with respect to the business of Seller (other than information relating to the Software) and shall not disclose, publish or make use of the same without the consent of Seller, except to the extent that (i) such information is currently being used by Purchaser in the ordinary course of business or (ii) such information shall have become public knowledge other than by breach of this Agreement by Purchaser or (iii) as otherwise required by law. In addition, Purchaser shall treat the items licensed to Purchaser pursuant to Section 1.4 as proprietary and confidential to the same extent as Purchaser treats its own confidential information of a similar nature.

          Section 6.14 SHARING OF DATA. Each party shall cooperate in good faith with respect to making available to the other party such books, records, accounts and computer files, including financial and tax information, correspondence, production records, employment records and other similar information relating to the Software as are needed to complete the transactions contemplated by this Agreement and to enable each party to comply with its obligations under applicable securities, tax, environmental, employment and other laws and regulations. Nothing contained within this Section 6.14 shall require either party to make available to the other party any trade secrets or other confidential or proprietary information.

          Section 6.15 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Seller will cooperate in all reasonable respects with Purchaser, and vice versa, in connection with communications with their respective customers and suppliers so as to facilitate the transfer of the Software pursuant to the transactions contemplated by the Agreement, with a view towards preserving the goodwill of such customers and suppliers for the benefit of both Purchaser and Seller, as the case may be.

          Section 6.16 TERMINATION OF INNOVEDA OEM AGREEMENT. Effective as of the Time of Closing, the Seller and Purchaser hereby amend the Innoveda OEM Agreement such that the termination date thereof shall be the date of this Agreement and such that no further royalties shall be payable thereunder by Purchaser, provided, however, that the Marketing Loan Agreement which is an exhibit to the Innoveda OEM Agreement shall survive as a separate agreement until terminated as set forth in such agreement.

          Section 6.17 ISSUANCE OF NEW LICENSE KEYS. Within 60 days of the Time of Closing, Innoveda will issue perpetual license keys to the VirSim product to the end-users referenced in Section D(2) of Schedule 5.9 of this Agreement.

                                   ARTICLE VII

                                     CLOSING

          Section 7.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed as soon as practicable following satisfaction or waiver of all of the conditions set forth in Article IX (which time is referred to as the "Time of Closing"), but in any event no later than August 31, 2000, unless otherwise agreed to by Purchaser and Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison, LLP, Palo Alto, California, or at such other place or date as may be agreed to in writing by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          Section 7.2 DELIVERIES BY SELLER At the Closing (except with respect to the items listed in subsection (b) below which shall be delivered within 15 days after the Time of Closing), Seller shall deliver to Purchaser, all duly and properly executed, the following:

          (a)A good and sufficient Bill of Sale for the Assets in the form attached hereto as EXHIBIT 7.2(a);

          (b) All original or duplicates thereof of sales invoices, purchase orders, accounts payable and supporting schedules, drawings, files, papers, and all other records relating exclusively to the Software;

          (c) An affidavit of Seller, in the form attached hereto as EXHIBIT 7.2(c), stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to
     Section 1445(b)(2) of the Code; and

          (d) Delivery of the Assets as set forth in Section 3.2 hereof.

     Section 7.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller.

          Section 7.4 FURTHER ASSURANCES. At or after the Time of Closing, each party shall prepare, execute, and deliver, at the other party's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                  ARTICLE VIII

                       CONDITIONS PRECEDENT TO OBLIGATIONS

          Section 8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

          (a) The representations and warranties of Seller set forth in Article V of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Seller, shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 7.2 hereof.

          (c) There shall have been no material adverse change in the financial condition, business, or properties of Seller which materially and adversely affects the Assets or the Software.

          (d) There shall be no pending or threatened lawsuit challenging the transactions contemplated by this Agreement by any body or agency of the federal, state or local government or by any third party, and the consummation of the transactions contemplated by this Agreement shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (e) Seller shall have delivered to Purchaser a certificate executed by its President or Chief Financial Officer on behalf of Seller, dated the date of the Closing, to the effect that the conditions set forth in subsections (a)-(c) of this Section 8.1, have been satisfied.

          (f) Each of the Employees listed on Schedule 8.1 shall have accepted employment offers with the Purchaser.

          (g) Purchaser shall have received consents, if any, from the parties required pursuant to Section 5.8 of this Agreement.

          SECTION 8.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) Purchaser's representations and warranties set forth in Article IV of this Agreement (other than Section 4.4) shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

          (b) All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Purchaser, shall have been performed and compiled with at or prior to the Time of Closing.

          (c) There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (d) Purchaser shall have delivered to Seller a certificate executed by its President or Chief Financial Officer on behalf of Purchaser, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) - (c) of this Section 8.2 have been satisfied.

                                   ARTICLE IX

                 SURVIVAL OF SELLER REPRESENTATIONS, WARRANTIES,

                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

          Section 9.1 SURVIVAL OF SELLER REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of Seller (whether pursuant to Section 6.3 or otherwise) or a waiver by Purchaser of any condition to Closing set forth in
Article VIII, Purchaser and Seller and Innoveda shall each have the right to rely fully upon the representations, warranties, covenants and agreements made by the other contained in this Agreement or in any instrument delivered by such party pursuant to this Agreement and, in addition, Purchaser shall have the indemnification rights set forth herein. Unless earlier terminated pursuant to
Article X , the representation of Purchaser under Section 4.4 of this Agreement shall survive the Time of Closing and continue until the first anniversary of the Time of Closing. Unless earlier terminated pursuant to Article X, all of the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Time of Closing and continue until the third anniversary of the Time of Closing, except for (i) the representations and warranties contained in
Section 5.6 (Taxes), which shall survive until the sixtieth day after expiration of the statute of limitations for such claims and (ii) the representations and warranties contained in Section 5.9 (Proprietary Rights), which survive until the fourth anniversary of the Time of Closing. "Loss(es)" means any and all liabilities, demands, claims, suits, actions, judgments, causes of action, assessments, damages, fines, fees, Taxes, penalties, amounts paid in settlement, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation, defense or settlement (or preparation of any of the foregoing) of any third party claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

          Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if Purchaser shall notify Innoveda with respect to the submission of a claim for Losses during the time period of survivability of the applicable representation, warranty, covenant or agreement, Innoveda's liability for such claim for Losses shall continue in full force and effect until such time as such claim is fully and finally resolved in accordance with the terms hereof.

          Section 9.2 INDEMNIFICATION. Innoveda will indemnify, defend and hold harmless each of Purchaser and its officers, directors, agents, subsidiaries, and employees (including employees of Purchaser's subsidiaries), and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act of 1933 (collectively, the "Synopsys Affiliates") from and against any and all Losses, but only after such cumulative Losses exceed two hundred fifty thousand dollars ($250,000), arising out of, directly or indirectly, (i) any misrepresentation or breach of, or default or inaccuracy in connection with, any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement or the schedules hereto,
(ii) any violation or noncompliance with any applicable state bulk sales laws that occurs prior to the third anniversary of the Closing and (iii) any duty, claim or liability under that certain Genesis Software and Documentation Agreement dated August 20, 1993 between Compaq Corporation and Simulation Technologies Corporation (the "Compaq Agreement"), except for duties, claims and liabilities under the Compaq Agreement listed in Schedule 2.1 hereof (all of which shall be referred to herein as "Indemnifiable Claims").

          Section 9.3 LIMITATION. Innoveda's and Seller's collective liability for Losses under this Agreement shall be limited to the sum of $7,000,000. Neither Innoveda nor Seller shall have any obligation, liability or responsibility to any person or entity under or relating to this Agreement, except pursuant to Articles IX and XI hereof.

          Section 9.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

          (b) If any Synopsys Affiliate determines to seek indemnification under this ARTICLE IX with respect to Indemnifiable Claims (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the parties against whom such indemnification is sought are hereinafter referred to as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to Innoveda within fifteen (15) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based, or such shorter period of time if reasonably required for Innoveda to respond to any document filed with any state or federal court and served upon Purchaser; the notice shall set forth all material information with respect thereto as is then available to the Indemnified Party; provided, however, that such written notice shall be effective only if delivered to Innoveda before the termination, pursuant to SECTION 9.1 hereof, of the representations, warranties, covenants and agreements upon which such Indemnifiable Claim(s) are based. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies Innoveda thereof, the Indemnifying Party will be entitled, if it so elects by written notice signed by Innoveda delivered to the Indemnified Party within twenty (20) days after Innoveda receives the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Indemnifiable Claim that would make such separate representation advisable in the reasonable opinion of counsel to the Indemnifying Party, in which case the reasonable fees and expenses of one such counsel will be borne by the Indemnifying Party, and
(ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion. In the event that the Indemnifying Party assumes the defense of a claim pursuant to this subsection (a) and a court of competent jurisdiction determines that the claim is not an Indemnifiable Claim as defined in Section 9.2 above, then the Indemnified Party shall pay the Indemnifying Party's costs and expenses, including reasonable attorneys' fees, for defending such claim.

          (c) In the event that the Indemnifying Party, within twenty (20) business days after the aforesaid notice of an Indemnifiable Claim is delivered to the Innoveda fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense and risk of the Indemnifying Party.

          (d) In the event that the Indemnifying Party assumes the defense of a claim pursuant to subsection (a), the Indemnified party shall not settle or compromise such claim or consent to entry of any judgment in respect thereof without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

          (e) Notwithstanding anything in this ARTICLE IX to the contrary, the Indemnified Party shall have the right to participate, at its own cost and expense, in such defense, compromise, or settlement. In any case in which the Indemnifying Party assumes the defense of a claim pursuant to subsection (a) above, if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

          Section 9.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Innoveda. Such written notice shall state that it is being given pursuant to this Section 9.5, specify with particularity the nature and amount of the claim asserted, accompanied by any written materials supporting such claim; provided, however, that such written notice shall be effective only if delivered to the Innoveda before the termination, of the representations, warranties, covenants and agreements upon which such Indemnifiable Claim(s) are based. If the Indemnifying Party, within thirty (30) days after the receipt of notice by the Indemnifying Party, shall not give written notice to the Indemnified Party executed by Innoveda announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties fail to reach such agreement within fifteen (15) days, the dispute shall be submitted to non-binding mediation before a Judicial Arbitration and Mediation Services ("JAMS") mediator, or such other mediator that is mutually acceptable to Purchaser and Innoveda in Minneapolis, Minnesota. All mediation costs shall be borne equally by the Indemnified Party(ies) on the one hand and the Indemnifying Party on the other. If the parties fail to resolve the dispute through such mediation, and litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

          Section 10.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time notwithstanding Board approval, but not later than the Time of Closing:

          (a) by Purchaser in the case of a breach by Seller or by Seller in the case of a breach by Purchaser if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement and the breaching party fails to cure within fifteen (15) business days after notice thereof is given (except that no cure period shall be provided for a breach by a party which by its nature cannot be cured);

          (b) by Purchaser or seller, if any permanent injunction or other order of a court or other competent authority preventing the sale of Assets shall have become final and nonappealable or, in Purchaser's or Seller's reasonable good faith judgment, shall render unlikely within a reasonable period of time the consummation of the sale of Assets on the terms contemplated hereby; or

          (c) by Purchaser or Seller if any governmental or administrative agency shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the sale of Assets or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against Purchaser or Seller of substantial damages if the sale of Assets is consummated, (ii) prohibit Purchaser's ownership or operation of all of the Assets, (iii) materially limit or restrict Purchaser's ability to license and service the Software after the Time of Closing, or (iv) render Purchaser or Seller unable to consummate the sale of Assets. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such injunction lifted.

          (d) either party may terminate by written notice to the other party if the Closing has not occurred by August 31, 2000.

          Section 10.2 PROCEDURE AND CONSEQUENCES OF TERMINATION. In the event of termination pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, neither party hereto shall have any further obligation or liability for costs, charges, damages, expenses or fees of the other party.

                                   ARTICLE XI

                         SOURCE CODE LICENSE GRANT-BACK

          Section 11.1 GRANT. Purchaser hereby grants to Innoveda a nonexclusive, worldwide, royalty-free, fully-paid up, perpetual, non-cancelable license under the VirSim Intellectual Property Rights to copy, use, modify and prepare derivative works of, distribute, license, sublicense and publicly display the Software as it exists at the Time of Closing. All licenses granted by Innoveda to the Software shall be in object code form only, and only as integrated into another product or products, and not as a stand-alone product. All licenses granted to the Software shall be pursuant to a license agreement which prohibits the licensees from decompiling, disassembling, reverse engineering or attempting to reconstruct, identify or discover any source code to such products by any means whatever. .

          Section 11.2 LIMITATIONS. SELLER ACKNOWLEDGES AND AGREES THAT (a) THE SOFTWARE IS LICENSED "AS IS," AND THAT PURCHASER MAKES NO WARRANTIES WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING THE SOFTWARE, (b) PURCHASER SHALL NOT BE RESPONSIBLE FOR PROVIDING SELLER ANY MAINTENANCE, SUPPORT OR UPDATES WITH RESPECT TO THE SOFTWARE SOURCE CODE, (c) PURCHASER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, AND (d) PURCHASER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE RELATING TO SELLER'S USE OF THE SOFTWARE PURSUANT TO THIS SECTION 11.

          Section 11.3 NONCANCELABILITY OF LICENSE. The license granted in this Article shall survive termination, cancelation and/or expiration of this Agreement in perpetuity. Notwithstanding anything to the contrary, including without limitation the breach of this Agreement and/or failure of any consideration, the license granted in this Article shall not be terminated, cancelled or expire under any circumstances; provided, however, that nothing in this Section 11.3 shall limit any of Purchaser's remedies in the event of a breach of Innoveda's obligations under this Article, including the right to seek injunctive relief or damages against Innoveda.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          Section 12.1 NOTICES. All notices, requests and other communications required or permitted pursuant to this Agreement shall be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

          If to Purchaser to:

          Synopsys, Inc.
          700 E. Middlefield Road
          Mountain View, CA 94043-4033
          Telephone No.:    (650) 584-5000

          Facsimile No.:    (650) 584-1184
          Attn:  General Counsel

          If to Seller or Innoveda to:

          Innoveda, Inc.
          293 Boston Post Road West
          Marlboro, MA  01752

          Telephone No:     (508) 303-5386
          Facsimile No.:    (508) 480-0888
          Attention: Peter T. Johnson, Esq.

          All such notices, requests and other communications will be effective only upon receipt thereof by the addressee or upon refusal of receipt by the addressee if such is the case. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          Section 12.2 DISPUTE RESOLUTION. Any dispute under this Agreement shall be negotiated by both parties in good faith. If the parties do no resolve the dispute within sixty (60) days after notice from one party to another that an impasse has been reached, then the dispute shall be submitted to non-binding mediation before a JAMS mediator, or such other mediator that is mutually acceptable to Purchaser and the Seller in Minneapolis, Minnesota. All mediation costs shall be borne equally by the parties. If the parties fail to resolve the dispute through such mediation, and litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

          Section 12.3 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein (including the Confidentiality Agreement) embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          Section 12.4 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party except Purchaser's rights and obligations under this Agreement may be transferred between Synopsys, Inc. and Synopsys, International, Ltd.

          Section 12.5 EXPENSES OF TRANSACTION. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          Section 12.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 12.7 THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          Section 12.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 12.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 12.10 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          Section 12.11 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

          Section 12.12 HEADINGS. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          Section 12.13 SIGNATURES. This Agreement may be executed in counterpart, all of which shall be considered one instrument. Facsimile signatures shall be deemed to have the same effect as original signatures.

          IN WITNESS WHEREOF, Purchaser, Seller and Innoveda have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                  INNOVEDA:

                                  INNOVEDA, INC.

                                  WITH RESPECT ONLY TO ITS OBLIGATIONS UNDER
                                  SECTION 1.4 AND ARTICLE VI AND IX AND ITS
                                  RIGHTS UNDER ARTICLE XI HEREOF

                                  By: /s/ Peter T. Johnson
                                      --------------------------------------
                                      Peter T. Johnson

                                  Its: Vice President

                                  SELLER:

                                  INNOVEDA MINNESOTA HOLDINGS, INC.

                                  By: /s/ Peter T. Johnson
                                      --------------------------------------
                                      Peter T. Johnson

                                  Its: Secretary

                                  PURCHASER:

                                  SYNOPSYS, INC.

                                  By: /s/ Robert B. Henske
                                      --------------------------------------
                                      Robert B. Henske

                                  Its: Senior Vice President and Chief
                                        Financial Officer

                                  SYNOPSYS INTERNATIONAL LIMITED

                                  By: /s/ Paul T. Sakai
                                      --------------------------------------
                                      Paul T. Sakai

                                  Its: Director